SES Solar Awarded Solar Panel Contract for Equestrian Facility

AUSTIN, TX -- 11/03/2006 -- SES Solar Inc. (OTCBB: SESI), a solar energy company, is pleased to announce that it has been awarded a contract to provide solar energy modules and roof tiles for an equestrian facility in Switzerland. The value of the contract is approximately USD 1.1 million (CHF 1.4 million).

"SES is very pleased to have been awarded this new contract as it proves once more that our technology is not only superior, but also that it also integrates well with the most esthetically advanced projects," stated Jean-Christophe Hadorn, Chief Executive Officer and President of SES. "We are continuing to secure projects while we are developing our new plant which will allow us to increase substantially our production. Our proprietary technology for producing photovoltaic modules and our proprietary roof tiles are on the cutting edge of renewable energy technologies and are poised to capture the attention of the solar energy marketplace."

About SES Solar Inc.

SES Solar's wholly owned subsidiary, SES Switzerland, was incorporated under the laws of Switzerland on March 26, 2001. Its principle business is the production of solar photovoltaic modules and roof tiles from silicon cells. SES Switzerland's proprietary products are based upon integrating unique architecture on commercially available high-performance modules and solar tiles. SES Switzerland services global market integrators and resellers as well as its own clientele and is positioned as one of the few manufacturers in Europe that can also produce customized solar photovoltaic modules that are larger than three square meters. Additionally, SES Switzerland's patented industrial production process yields photovoltaic modules in Europe at Asian manufacturing costs. Of great importance in today's world is that SES Switzerland's photovoltaic technology turns solar energy directly into useable electricity without releasing carbon dioxide. For additional information please visit www.sessolar.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, additional unforeseen expenses that the company incurs in implementing its growth strategy; the failure by the company to operate effectively in a highly competitive industry with many participants; the company's ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; the company's ability to protect its intellectual property rights and exposure to infringement claims by others; the company's ability to operate efficiently, without work stoppages, labor disputes, equipment/mechanical break-downs and in compliance with current and new governmental regulations; and the company's ability to generate revenue and obtain financing if and when necessary to meet cash requirements.

Contact:
Michael Noonan
512-687-3457